Exhibit 99.1

Metromedia International Group Inc. Announces New Closing Date for PeterStar Sale and Affirms Commitment to Redeem Senior Notes

    CHARLOTTE, N.C.--(BUSINESS WIRE)--July 27, 2005--Metromedia International Group, Inc. (the "Company"), currently traded as: (Pink
Sheets: MTRM) (Common Stock) and (Pink Sheets: MTRMP) (Preferred Stock), the owner of interests in various communications and media businesses in the countries of Russia and Georgia, today announced that the parties to the agreement concerning the pending sale of the Company's interest in PeterStar ZAO (the "PeterStar Sale") have reached an agreement to close the PeterStar Sale on August 1, 2005, rather than August 8, 2005 as previously announced.
    The Company also affirmed its commitment to utilize a portion of the proceeds of the PeterStar Sale to redeem all of the Company's outstanding 10 1/2% Senior Notes due 2007 (the "Senior Notes"). The Company presently expects to complete the redemption on August 8, 2005.

    About Metromedia International Group

    Through its wholly owned subsidiaries, the Company owns interests in communications and media businesses in the countries of Russia and Georgia. Since the first quarter of 2003, the Company has focused its principal attentions on the continued development of its core telephony businesses, and has substantially completed a program of gradual divestiture of its non-core cable television and radio broadcast businesses. The Company's core telephony businesses includes Magticom, Ltd., the leading mobile telephony operator in Tbilisi, Georgia, and Telecom Georgia, a well-positioned Georgian long distance telephony operator.
    This news release contains certain forward-looking statements that involve risks and uncertainties, including in particular those regarding the timing of completing the PeterStar Sale and the Company's redemption of the Senior Notes. Various other factors beyond the Company's control could cause or contribute to such risks and uncertainties. This also includes such factors as are described from time to time in the SEC reports filed by the Company, including the Current Annual Report on Form 10-K for the year ended December 31, 2003, the Company's Form 10-Q for the fiscal quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 and its most recently filed Form 8-K reports (dated October 19, 2004, November 4, 2004, November 16, 2004, November 22, 2004 and December 9, 2004, January 6, 2005,
February 9, 2005, February 17, 2005, March 9, 2005, March 23, 2005,
April 19, 2005, April 20, 2005, June 7, 2005, June 17, 2005, July 12,
2005, July 18, 2005 and July 25, 2005). The Company is not under, and expressly disclaims any, obligation to update the information in this news release for any future events.

    CONTACT: Metromedia International Group, Inc.
             Ernie Pyle, 704-321-7380 or investorrelations@mmgroup.com